UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HOME BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 3, 2025

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Home Bancorp, Inc. The meeting will be held at the Petroleum Club of Lafayette located at 111 Heymann Boulevard, Lafayette, Louisiana, on Tuesday, May 13, 2025 at 10:00 a.m., Central Daylight Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

This year we are again using a Securities and Exchange Commission rule to furnish our proxy statement, 2024 Annual Report and proxy card over the internet to shareholders. This means that most shareholders will not receive paper copies of these documents. Instead, these shareholders will receive only a notice containing instructions on how to access the proxy materials over the internet. This rule allows us to lower the costs of delivering the annual meeting materials and reduce the environmental impact of the meeting. If you received only the notice and would like to receive a copy of the printed materials, the notice contains instructions on how you can request copies of these documents.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to participate in the meeting. We urge you to vote promptly. You may vote on the internet or by telephone. If you received a paper copy of our annual meeting materials, you may also vote by mail. Voting in any of these ways will not prevent you from voting at the Annual Meeting, but will ensure that your vote is counted if you are unable to attend.

Your continued support of Home Bancorp, Inc. is sincerely appreciated.

Very truly yours,

/s/ John W. Bordelon
John W. Bordelon Chairman of the Board, President and Chief Executive Officer

HOME BANCORP, INC. 503 Kaliste Saloom Road Lafayette, Louisiana 70508 (337) 237-1960

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m., Central Daylight Time, Tuesday, May 13, 2025

PLACE	The Petroleum Club of Lafayette 111 Heymann Boulevard Lafayette, Louisiana

ITEMS OF BUSINESS	(1) To elect two directors for a three-year term expiring in 2028 and until their successors are elected and qualified;
(2) To adopt a non-binding resolution to approve the compensation of our named executive officers;
(3) To ratify the appointment of Wipfli LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
(4) To transact such other business, as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.

RECORD DATE	Holders of Home Bancorp, Inc. common stock of record at the close of business on March 24, 2025 are entitled to vote at the meeting.

ANNUAL REPORT	Our 2024 Annual Report accompanies this Notice and proxy statement but is not a part of the proxy solicitation materials.

VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares over the internet or by telephone or, if you received a paper copy of our annual meeting materials, you may complete and return a proxy card by mail. Voting in any of these ways will not prevent you from attending or voting your shares at the Annual Meeting. However, we encourage you to vote via the internet or by telephone in order to reduce mailing and handling expenses. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

INTERNET AVAILABILITY OF PROXY MATERIALS	Our proxy materials for the Annual Meeting to be held on May 13, 2025 and our 2024 Annual Report to shareholders are available at www.envisionreports.com/HBCP and under the “Investor Relations” tab at www.home24bank.com.

BY ORDER OF THE BOARD OF DIRECTORS

April 3, 2025	Daniel G. Guidry Corporate Secretary

Internet Availability of Proxy Materials

A U.S. Securities and Exchange Commission rule allows us to furnish proxy materials to shareholders over the internet.   As a result, beginning on or about April 3, 2025, we sent by mail a Notice of Internet Availability of Proxy Materials (the "Notice”), containing instructions on how to access our proxy materials, including our proxy statement and 2024 Annual Report, over the internet and how to vote.  Internet availability of our proxy materials is designed to expedite receipt by shareholders and lower the cost and environmental impact of the Annual Meeting. However, if you received the Notice and would prefer to receive paper copies of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials or send an email to investorvote@computershare.com with “Proxy Materials Home Bancorp, Inc.” in the subject line. Include in the message your full name and address, plus the control number located on the Notice, and state in the email that you want a paper copy of the annual meeting materials.

If you have received paper copies of the proxy materials and would prefer to receive only electronic copies of such materials in the future, please contact our registrar and transfer agent, Computershare, at 1-800-368-5948, or write them at Computershare, Shareholder Services, 150 Royall Street, Suite 101, Canton, MA 02021.

If you hold our stock through more than one account, you may receive multiple copies of these proxy materials and will have to follow the instructions of each in order to vote all of your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR HOME BANCORP, INC.’S ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 13, 2025.

Our Proxy Statement for the 2025 Annual Meeting and our Annual Report to shareholders for 2024 are available at www.envisionreports.com/HBCP and under the “Investor Relations” tab at www.home24bank.com.

HOME BANCORP, INC.

PROXY STATEMENT

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to holders of common stock of Home Bancorp, Inc. (the “Company”), the holding company of Home Bank, N.A. (the “Bank”). We are soliciting proxies on behalf of our Board of Directors to be used at the Annual Meeting of Shareholders to be held at the Petroleum Club of Lafayette, located at 111 Heymann Boulevard, Lafayette, Louisiana, on Tuesday, May 13, 2025 at 10:00 a.m., Central Daylight Time, and at any adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. This proxy statement is first being made available or mailed to shareholders on or about April 3, 2025.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials via the internet. Internet delivery of our proxy materials allows us to provide our shareholders with the information they need timely, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our shareholders and beneficial owners as of the record date for the Annual Meeting. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or, if they prefer, request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis by calling Computershare at 1-800-368-5948 or sending an email to investorvote@computershare.com

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to view our proxy materials for the Annual Meeting via the internet. In addition, the Notice provides how you can instruct us to send future proxy materials to you electronically by e-mail. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the election of directors, a non-binding resolution to approve the compensation of our named executive officers, and ratification of our independent registered public accounting firm. In addition, management will report on the performance of Home Bancorp, Inc. and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record as of the close of business on March 24, 2025 (the “record date” for the meeting), are entitled to vote at the meeting. On the record date, we had 8,020,878 shares of common stock issued and outstanding and no other class of equity securities outstanding. For each issued and outstanding share of common stock you own on the record date, you will be entitled to one vote on each matter to be voted on at the meeting, in person or by proxy.

How do I submit my vote?

Some of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned by a broker or nominee, which are deemed to be beneficially owned or held in "street name". You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly in your name through our transfer agent.  If your shares are registered directly in your name, you are considered, with respect to those shares, the shareholder of record, and the Notice and/or these proxy materials are being sent to you by the Company through its transfer agent. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

If you are a shareholder of record, there are four ways that you can vote your shares. Voting by any of these methods will supersede any prior vote you made regardless of how that vote was made. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

•	By internet. The website for voting is www.investorvote.com/HBCP. In order to vote via the internet, you need the control number on your Notice or proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The internet voting system is available 24 hours a day, seven days a week, until 1:00 a.m. Central Daylight Time on Tuesday, May 13, 2025. Once you are logged on to the internet voting system, you can record your voting instructions. If you use the internet voting system, you do not need to return your proxy card.
•	By telephone. If you are a registered holder, you may vote via telephone by calling 1-800-652-8683. The telephone voting system is available 24 hours a day, seven days a week, until 1:00 a.m. Central Daylight Time on Tuesday, May 13, 2025. In order to vote by telephone, you need the control number on your Notice or proxy card. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. Once you are logged on the telephone voting system, a series of prompts will tell you how to record your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.
•	By mail. If you received a paper copy of the proxy materials in the mail, you may vote your shares by signing and dating your proxy card and returning it in the envelope provided. If you mail your proxy card, Computershare must receive it by Monday, May 12, 2025.
•	In person. You may attend the Annual Meeting and provide your voting instructions to the Inspectors of Election. However, you can vote by any of the methods above prior to the meeting and still attend the Annual Meeting. In all cases, a vote at the Annual Meeting will revoke any prior votes. Please note that if your shares are held through a broker or in “street name”, then you are not the shareholder of record and you must obtain a legal proxy from your broker or other nominee to vote at the Annual Meeting.

Shares held in “street” or “nominee” name (through a bank, broker or other nominee).  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker or other nominee is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote.

•	You may receive the proxy card or a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the instructions on the proxy card or voting instruction form provided by your bank, broker or other nominee in order to instruct your bank, broker or other nominee on how to vote your shares. The availability of telephone or internet voting will depend on the voting process of the bank, broker or other nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from your bank, broker or other nominee holding your shares.
•	If you own shares in “street name” through a bank, broker or other nominee and do not instruct your bank, broker or nominee how to vote, your bank, broker or other nominee may not vote your shares on proposals determined to be “non-routine.” Of the proposals included in this proxy statement, the proposal to ratify the appointment of Wipfli LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, is considered to be “routine.” The election of directors and the non-binding resolution to approve the compensation of our named executive officers are considered to be "non-routine" matters. Therefore, if you do not provide your bank, broker or other nominee holding your shares in “street name” with voting instructions, those shares will count as present for quorum purposes, but will not be counted as shares present and entitled to vote on the election of directors and the non-binding resolution to approve the compensation of our named executive officers. Therefore, it is important that you provide voting instructions to your bank, broker or other nominee.

Regardless of how you own your shares, if you are a shareholder of record or hold your shares in street name and obtain a legal proxy from your broker or nominee, you may vote by attending the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your voting instructions or proxy or vote by telephone or the internet in advance so that your vote will be counted if you later decide not to attend the meeting.

It is possible that we may hold the Annual Meeting by means of remote communications. If we take this step, we will issue a press release, which will be filed with the SEC as additional proxy material, in advance of the Annual Meeting date with details on how to participate in the Annual Meeting. Please monitor the "Investor Relations" tab at our website, www.home24bank.com or www.investorvote.com/HBCP for updated information that may be provided regarding the Annual Meeting.

If my shares are held in "street name" by my broker, could my broker automatically vote my shares for me?

If your shares are held in "street name," your broker may not vote on the election of directors or the non-binding resolution to approve the compensation of our named executive officers if you do not furnish instructions for such proposal. You should use the voting instruction card provided by the institution that holds your shares to instruct your broker to vote your shares or else your shares will be considered "broker non-votes" and not voted at the meeting.

Broker non-votes are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or other nominee does not have discretionary voting power under rules applicable to broker-dealers. Under these rules, the proposal to elect directors and, the non-binding resolution to approve the compensation of our named executive officers are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

Your broker may vote in its discretion on the ratification of the appointment of our independent registered public accounting firm if you do not furnish instructions.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of votes that all shareholders are entitled to cast at the meeting will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

What are the Board of Directors’ recommendations?

The recommendations of the Board of Directors are set forth under the description of each proposal in this proxy statement. In summary, the Board of Directors recommends that you vote FOR the nominees for director described herein, FOR the non-binding resolution to approve the compensation for our named executive officers and FOR ratification of Wipfli LLP as our independent registered public accounting firm for the year ending December 31, 2025.

The proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with your instructions contained in the proxy. If a proxy is properly signed and returned, but no instructions are given, it will be voted in the manner recommended by the Board of Directors and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment of the Annual Meeting and will not be used for any other meeting.

What vote is required to approve each item?

The election of directors will be determined by a plurality of the votes cast at the Annual Meeting. The nominees for director receiving the most “for” votes in each class will be elected. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval of the non-binding resolution to approve the compensation of our named executive officers and ratify the appointment of Wipfli LLP for the year ending December 31, 2025. Abstentions and broker non-votes are considered in determining the presence of a quorum, but will not affect the vote required on the proposals to be considered at the Annual Meeting.

Where can I find directions to the Annual Meeting?

Directions to the Annual Meeting are available through our Investor Relations website at http://home24bank.investorroom.com.

Board Leadership Structure and the Board’s Role in Risk Oversight

Since May 2020, John W. Bordelon has served as the Chairman of the Board and as the President and Chief Executive Officer of the Company and the Bank. The Board of Directors of the Company has determined that the appointment of Mr. Bordelon as Chairman, who has served as our President and Chief Executive Officer since 1993, promotes a unity of vision for the Company as it continues to implement its strategic goals. In addition, the President and Chief Executive Officer is the director most familiar with our business and operations and is best situated to lead discussions on important matters affecting the business of the Company. By combining the President and Chief Executive Officer and Chairman positions, the Board believes there is a firm link between management and the Board which promotes the development and implementation of our corporate strategy and goals. The Board is aware of the potential conflicts that may arise when an insider chairs the Board, but believes these will be limited by existing safeguards which include the fact that as a bank holding company, the operations of the Company are highly regulated.

Risk is inherent with every business, particularly financial institutions. We face a number of risks, including credit risk, interest rate risk, liquidity risk, price risk, operational risk, compliance risk, strategic risk and reputational risk. Management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to ensure that the risk management processes designed and implemented by management are adequate and functioning as designed. In this regard, the Chairman of the Board meets regularly with management to discuss strategy and various risks facing the Company.

Members of executive management regularly attend meetings of the Board of Directors and address any questions or concerns raised by the Board on risk management or other matters. The Board’s risk oversight function is carried out through, among other factors, its review and approval of various policies and procedures, such as the Bank’s lending and investment policies, ratification or approval of loans exceeding certain thresholds, and regular review of risk elements.

Board Diversity Matrix (as of March 24, 2025)

Diversity is one of the many factors considered when evaluating potential candidates to serve on the Board. The Company generally views and values diversity from the perspective of professional and life experiences, as well as representative of the markets in which we do business. Home Bancorp recognizes that diversity in professional and life experiences may include consideration of gender, race, cultural background, or national origin, in identifying individuals who possess the qualifications that the Corporate and Nominating Committee believes are important to be represented on the Board. The Company believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Company's goal of creating a Board that best serves our needs and those of our shareholders. Statistics for our director nominees are presented below.

Total Number of Directors: 8	Female	Male	Non-Binary	Did not Disclose Gender
Part I: Gender Identity
Number of directors based on gender identity	1	7	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	6	—	—
LGBTQ+	—
Did not disclose demographic background	—

Stock Ownership Guidelines

To further align management’s interests with those of shareholders, the Company expects our directors and President and Chief Executive Officer to establish and maintain a significant level of stock ownership. Under such guidelines, non-employee directors are expected to own our common stock with a value of at least $150,000 or, if shares of our common stock have a market value of $25.00 per share or less, at least 6,000 shares, and our President and Chief Executive Officer is expected to own shares with a value of not less than four times his annual salary. The Company’s non-employee directors and President and Chief Executive Officer currently satisfy the stock ownership guidelines. New non-employee directors and any new President and Chief Executive Officer are expected to satisfy the Company’s stock ownership guidelines within a sixty-month period.

Compensation Policies and Practices as They Relate to Risk Management

The Compensation Committee of the Board of Directors has reviewed the Company’s policies and practices applicable to employees, including the Company’s benefit plans, arrangements and agreements, and does not believe that they are reasonably likely to have a material adverse effect on the Company. The Committee does not believe the Company’s policies and practices encourage officers or employees to take unnecessary or excessive risks or behavior focused on short-term results rather than the creation of long-term value.

Executive Officers Who Are Not Directors

Darren E. Guidry. Age 62. Mr. Guidry has served as Senior Executive Vice President and Chief Risk Officer for the Bank and the Company since October 2022 and prior thereto as Senior Executive Vice President and Chief Credit Officer for the Bank since October 2013 and Chief Lending Officer for the Bank since 1993.

Mark C. Herpin. Age 56. Mr. Herpin has served as Senior Executive Vice President and Chief Operations Officer for the Bank and the Company since May 2024. Previously, Mr. Herpin served in various management positions at First Horizon. He was Director of Strategic Data Solutions from August 2023 to June 2024; Deputy Chief Information Officer from July 2022 to August 2023; Director of Enterprise Data Management from July 2020 to July 2022.

David T. Kirkley. Age 43. Mr. Kirkley has served as Senior Executive Vice President and Chief Financial Officer for the Bank and the Company since November 23, 2020 and prior thereto as Senior Vice President and Treasurer for the Bank since May 2012. Previously, he served as Funding Manager and Financial Analyst at Iberiabank from 2008 to May 2012.

Natalie B. Lemoine. Age 49. Mrs. Lemoine has served as Senior Executive Vice President and Chief Administrative Officer for the Bank and the Company since July 2024 and prior thereto as Executive Vice President and Chief Administrative Officer since September 2022. She was previously Executive Vice President and Director of Communications since January of 2022 and before was Senior Vice President and Director of Marketing when she first joined Home Bank in December of 2015.

John J. Zollinger, IV. Age 58. Mr. Zollinger has served as Senior Executive Vice President and Chief Banking Officer for the Bank and the Company since July 2024 and prior thereto as Executive Vice President and Chief Banking Officer for the Bank since November 2022. He served as Director of Commercial Lending for the Bank since 2020. He has been with the Bank since 2010 in various other management roles.

In accordance with Home Bancorp’s Bylaws, our executive officers are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

Director Compensation

Directors of Home Bancorp are not compensated separately by Home Bancorp. The directors also serve as directors of Home Bank and are compensated by Home Bank for such service.

The Bank’s directors currently receive an annual retainer of $22,000 plus $800 per Board meeting attended and $550 per Committee meeting attended. The Chairman of the Board and Committee Chairs receive an additional $100 per meeting attended. Each director also received a Christmas gift of $400 in 2024.

The table below summarizes the total compensation paid to our directors for the fiscal year ended December 31, 2024, except for Mr. Bordelon whose compensation is in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	All Other Compensation(2)	Total
J. Scott Ballard	$43,450	$22,494	$—	$400	$66,344
Paul J. Blanchet, III	44,200	22,494	—	400	67,094
Daniel G. Guidry	51,000	22,494	—	400	73,894
John A. Hendry	40,500	22,494	—	400	63,394
Chris P. Rader	41,600	22,494	—	400	64,494
Ann Forte Trappey	47,300	22,494	—	400	70,194
Donald W. Washington	39,300	22,494	—	400	62,194

______________________________________

(1)	Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718.

As of December 31, 2024, our directors had outstanding stock awards as follows:

Name	RSUs
J. Scott Ballard	1,440
Paul J. Blanchet, III	1,760
Daniel G. Guidry	1,760
John A. Hendry	1,760
Chris P. Rader	1,760
Ann Forte Trappey	1,660
Donald W. Washington	1,440
(2)	Christmas gift.

Committees and Meetings of the Board of Directors

During the year ended December 31, 2024, the Board of Directors of Home Bancorp met seven times. No director of Home Bancorp attended fewer than 75% of the aggregate of the total number of Board meetings held during the period for which he has served as a director and the total number of meetings held by all committees of the Board on which he or she served. A majority of our directors are independent directors as defined in the Nasdaq listing standards. The Board of Directors has determined that Ms. Trappey and Messrs. Ballard, Blanchet, Guidry, Hendry, Rader and Washington are independent directors. Members of the Board also serve on committees of Home Bank.

Membership on Certain Board Committees. The Board of Directors of Home Bancorp has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee (“Nominating Committee”). The following table sets forth the membership of such committees as of the date of this proxy statement.

Name	Audit Committee	Compensation Committee	Nominating Committee
J. Scott Ballard	*	*
Paul J. Blanchet, III	**	*
Daniel G. Guidry		*	*
John A. Hendry	*	**	*
Chris P. Rader	*	*	**
Ann Forte Trappey			*
Donald W. Washington	*

____________________________________

**          Chairman.

Audit Committee. The Audit Committee reviews with management and our independent registered public accounting firm Home Bancorp’s internal control over financial reporting, reviews our annual financial statements, including the Form 10-K and monitors the Company’s adherence to generally accepted accounting principles. The Audit Committee is currently comprised of five directors, all of whom are independent directors as defined in the Nasdaq’s listing standards. Mr. Blanchet, a certified public accountant and retired partner in the accounting firm of Broussard Poche’ LLP, has been designated as our Audit Committee Financial Expert by the Board of Directors. The Audit Committee of Home Bancorp met 16 times in 2024. The committee’s charter is available on our website at www.home24bank.com under the Investor Relations heading.

Compensation Committee. It is the responsibility of the Compensation Committee of Home Bancorp to set the compensation of Home Bancorp’s Chief Executive Officer and Chief Financial Officer as well as other executive officers. The Compensation Committee of Home Bancorp met one time in 2024. The Compensation Committee is currently comprised of five directors, all of whom are independent directors as defined in the Nasdaq’s listing standards. The committee’s charter is available on our website at www.home24bank.com under the Investor Relations heading.

Nominating Committee. The Nominating Committee considers various criteria when selecting individuals for nomination including: ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties, minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The Nominating Committee also may consider the extent to which the candidate would fill a present need on the Board of Directors, such as industry or board expertise. The Nominating Committee will also consider candidates for director suggested by our management or shareholders. Any shareholder wishing to make a nomination must follow our procedures for shareholder nominations, which are described under “Shareholder Proposals, Nominations and Communications with the Board of Directors” at page 40 below. Director nominations for the 2025 annual meeting were made by the Nominating Committee. All of the members of the Nominating Committee are independent directors as defined in the Nasdaq listing standards. A copy of the Nominating Committee’s charter is available on our website at www.home24bank.com under the Investor Relations heading.

Directors’ Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board of Directors at Annual Meetings of shareholders, we expect that our directors will attend. Three of our directors attended our Annual Meeting of Shareholders held in May 2024.

Code of Conduct and Ethics and Insider Trading Policy

Home Bancorp maintains a comprehensive Code of Conduct and Ethics which requires that our directors, officers and employees avoid conflicts of interest; maintain the confidentiality of information relating to Home Bancorp and its customers; engage in transactions in the common stock only in compliance with applicable laws and regulations and the requirements set forth in the Code of Conduct and Ethics; and comply with other requirements which are intended to ensure that they conduct business in an honest and ethical manner and otherwise act with integrity and in the best interest of Home Bancorp. Our Code of Conduct and Ethics specifically imposes standards of conduct on our Chief Executive Officer, Chief Financial Officer and other persons with financial reporting responsibilities who are identified in regulations issued by the SEC dealing with corporate codes of conduct.

Our directors, officers and employees are required to affirm in writing that they have reviewed and understand the Code of Conduct and Ethics. A copy of our Code of Conduct and Ethics is available on our website at www.home24bank.com under the Investor Relations heading. In accordance with the listing requirements of the Nasdaq Stock Market, we will disclose on a Form 8-K filed with the SEC, any waivers to this Code of Conduct and Ethics with respect to any of our directors or executive officers.

The Company also has adopted a Statement of Policy and Procedures Governing Trading in Shares of Home Bancorp, Inc. (the “Insider Trading Policy”), which is applicable to the Company’s directors, senior officers and individuals residing in their households. The Insider Trading Policy also applies to Home Bancorp. The Insider Trading Policy provides guidelines and procedures with respect to the use of material non-public information and prohibits engaging in transactions in the Company’s common stock in violation of applicable law and regulations of the SEC. The policy provides that directors and executive officers must notify the Company's stock compliance officer prior to placing an order to trade securities of the Company. Further, directors, senior officers or other employees involved in the Company's earning release process or members of their households may not purchase or sell securities of the Company during a blackout period, which includes a specified number of days before and after the publication by the Company of an earnings release. The Insider Trading Policy also directs that our directors and senior officers may not enter into hedging transactions with respect to Company common stock unless any such transactions have been pre-cleared by the Company’s Board of Directors upon review of a written request by the director or senior officer which provides the rationale for such transaction. A copy of Home Bancorp's Insider Trading Policy was filed as Exhibit 19.1 to its Annual Report on Form 10-K for the year ended December 31, 2024 files with the SEC.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS (PROPOSAL ONE)

Our Articles of Incorporation provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The directors are elected by our shareholders for staggered terms and until their successors are elected and qualified. No director is related to any other director or executive officer by first cousin or closer.

At this Annual Meeting, you will be asked to elect two directors for a three-year term expiring in 2028. Shareholders of the Company are not permitted to use cumulative voting for the election of directors. Our Board of Directors, by unanimous action of all of its independent directors, nominated Ms. Ann F. Trappey and Mr. Donald W. Washington to a three-year term expiring in 2028. All of the Company’s directors also serve as directors of Home Bank, the Company’s wholly-owned subsidiary.

Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees for director listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by our Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

The following tables present information concerning the nominees for director and each director whose term continues, all of whom also serve as directors of Home Bank. Ages are reflected as of March 24, 2025. Where applicable, service as a director includes service as a director of Home Bank.

Nominees for Director for a Three-Year Term Expiring in 2028

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Director Since

Ann Forte Trappey	66	Director since June 1, 2020. Vice President Outreach of Forte & Tablada in Baton Rouge, Louisiana.	2020
		Ms. Trappey owned and managed Forte & Tablada as their CEO/President for 30 years until August 2020. From August, 2020 to October, 2023, Ms. Trappey served in an advisory role to the company and VP Director of Outreach for F&T. In October, 2023, Ms. Trappey stepped away from F&T to serve her community as the Interim President and CEO of the Baton Rouge Area Chamber, the 9 parish Regional Economic Development organization for the Capital Region of Louisiana. She served as Board Chair of this same organization in 2016. Ms. Trappey has a Bachelor of Science Degree in Civil Engineering from Louisiana State University. She has held leadership roles in several professional and community organizations, including: President of the Louisiana American Council of Engineering Companies, President of the Louisiana Engineering Foundation, Chair of the Baton Rouge Area Chamber, President of the Baton Rouge Rotary Club and member of the Board of Directors of the Public Affairs Research Council. During her career, Ms. Trappey has received multiple honors, including: LSU College of Engineering Hall of Distinction, Baton Rouge Business Report Woman of Achievement, Louisiana Engineering Society-Baton Rouge Chapter President’s Award and Girl Scouts Woman of Distinction. The Board believes Ms. Trappey’s business experience and community service make her well qualified to serve as a director.

Donald W. Washington	70	Director since October 15, 2021. Partner at Jones Walker LLP in Lafayette, Louisiana	2021
		Mr.Washington previously served as the 11th Director of the United States Marshals Service (“USMS”) from March 2019 to September 2021. He previously served as a member of the board of directors for Home Bancorp, Inc. and Home Bank from June 2016 until he was sworn in as director of USMS in March 2019. Mr. Washington re-joined the Boards of the Directors of the Company and the Bank in October 2021. He is a partner in the law firm of Jones Walker LLP. His law practice encompasses complex civil and criminal litigation and the representation of corporations and individuals in internal and government investigations. Mr. Washington currently serves on the boards of University of Louisiana-Lafayette Foundation, the U.S. Marshals Survivors Benefit Fund, and the Louisiana Military Museum. He previously served on the boards of the Innocence Project of New Orleans, Public Affairs Research Council of Louisiana, University of Louisiana-Lafayette Foundation, Community Foundation of Acadiana, Pines to the Gulf Girl Scout Council, Lafayette Education Foundation, and Goodwill Industries of Acadiana. Mr. Washington received his juris doctor degree from South Texas College of Law, and his bachelor’s degree in Mechanical Engineering from the United States Military Academy at West Point. The Board believes Mr. Washington’s business experience and his community service make him well qualified to serve as a director.

The Board of Directors recommends that you vote FOR election of all of the nominees for director.

Directors Whose Term Expires in 2026

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Director Since
Paul J. Blanchet, III	70	Director and chairman of the audit committee. Retired in August 2018 as a Partner in Broussard Poche’ LLP, a public accounting firm located in Lafayette, Louisiana.	2002

		As a certified public accountant, Mr. Blanchet brings to the Board over 40 years of experience in accounting and finance as well as in advising small to mid-sized businesses operating in south Louisiana. Mr. Blanchet remains an associate of Broussard Poche’ LLP to provide assistance to the firm as needed and continues to be involved in special projects. The Board believes Mr. Blanchet’s career practice as an accountant and his experience providing audits of other banks and businesses makes him well qualified to serve as a director and audit committee financial expert of the board.

Daniel G. Guidry	72	Director since December 6, 2017. Retired partner in the law firm of Guidry and Guidry in St. Martinville, Louisiana.	2017

		Mr. Guidry was a member of the Board of Directors of St. Martin Bank and Trust for 33 years. Mr. Guidry completed his juris doctorate at Louisiana State University in Baton Rouge. He served as the Assistant District Attorney for the 16th Judicial District. He is a member of the Board of Directors of the Louisiana Thoroughbred Breeders Association, the Louisiana State Bar Association and the St. Martin Parish Bar Association. The Board believes Mr. Guidry’s law practice, community service and business experience make him well qualified to serve as a director.

Chris P. Rader	57	Director since June 1, 2016. Chief Executive Officer of Rader Solutions, an information technology company located in Lafayette, Louisiana.	2016

		Mr. Rader has a bachelor’s degree in Computer Information Systems from Spring Hill College and an Executive MBA from Vanderbilt University. In 2021, he was named "Business Person of the Year" and in 2018, his company, Radar Solutions, was named "Small Business of the Year" in the Acadiana Region by Junior Achievement of Acadiana. He is a 2012 graduate of Leadership Louisiana, member of the National Speakers Association, Rotary International and Kiwanis International. He serves on the Board of Directors of the Council for A Better Louisiana, One Acadiana, Ochsner Lafayette General Medical Center, United Way of Acadiana, and Community Foundation of Acadiana. He recently completed serving as Chairman of the Board for Schools of the Sacred Heart in Grand Coteau, Louisiana and served on the boards of the the Lafayette Community Health Care Clinic, The Petroleum Club of Lafayette, The Lester Group in Martinsville, Virginia, Evangeline Area Scouts and the Louisiana Innovation Council and Vice Chairman of the Board of Directors of Spring Hill College. The Board believes Mr. Rader’s business experience and his community service make him well qualified to serve as a director.

Nominees for Director for a Three-Year Term Expiring in 2027

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Director Since
J. Scott Ballard	52	Director since September 2021. CEO and owner of Ballard Hospitality, LLC and owner of Ballard Brands, LLC. in Covington, Louisiana.	2021

		Mr. Ballard has a bachelor’s degree in Political Science with a concentration in Economics from Tulane University. He is a 2012 graduate of Leadership Louisiana. He serves as an executive board member of the Committee of 100 Louisiana and the Louisiana Association of Business and Industry, the Young Presidents Organization in Louisiana and the Louisiana Association of Business and Industry. He is also a board member for St. Tammany ChamberPac, Louisiana Boys and Girls Club, ForeKids Foundation and Louisiana Hospitality Foundation and serves as a member of the St. Tammany and Greater New Orleans Chambers of Commerce. He previously served as Chairman of the Board for the LSU Board of Supervisors, board member of, St. Tammany Hospital Foundation Board, the Louisiana Board of Regents and the Louisiana Office of Student Financial Assistance Commission. The Board believes Mr. Ballard’s business experience and his community service make him well qualified to serve as a director.

John W. Bordelon	69	Director, President and Chief Executive Officer of the Company since its organization and of Home Bank since 1993. Chairman of the Board of the Company and Home Bank since May 12, 2020.	1990

		Mr. Bordelon previously served in various management and other positions since joining Home Bank in 1981. As President and Chief Executive Officer, Mr. Bordelon brings to the Board extensive knowledge of Home Bank’s operations gained from his 43 years of banking experience. He has served on the Board of Directors for Community Foundation of Acadiana, Chairman for the Greater Lafayette Chamber of Commerce and served as a board member for Southwest Medical Center, United Way of Acadiana, Louisiana Open, Ascension Day School, Women’s and Children’s Hospital and University of Louisiana’s Athletic Foundation Advisory Committee. He is the founder of the Ragin Cajun Athletic Foundation. The Board believes Mr. Bordelon’s career service in banking and his community service make him well qualified to serve as a director.

MANAGEMENT COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. Our Compensation Committee has the responsibility for establishing and reviewing our compensation philosophy and objectives. In this role, the Compensation Committee has sought to design a compensation plan that is structured to attract and retain qualified and experienced officers and, at the same time, is reasonable and competitive. Our compensation plan contains various elements including cash compensation, salary and bonuses, stock-based benefit plans and retirement benefits. The cash salary portion of the compensation package is in place to attract and remain competitive in rewarding the daily contributions of the executive. The annual incentive bonus is utilized to reward those contributions to the yearly success of the Company. The stock based benefits are in place to reward the long term improvement in shareholder value created by the efforts of the executive and to retain such executive with the delayed payout of such benefits. The retirement benefits are in place to remain competitive in attracting and retaining strong leaders of the Company. The Compensation Committee reviews the overall compensation of each executive officer listed in the Summary Compensation Table below, who we refer to as the "named executive officers," to determine the appropriateness of the level of overall compensation as well as the amount for each element of that compensation based upon the performance of the individual employee and the performance of the Company. It is the intent of the Compensation Committee to target approximately 25% of the overall compensation in long term stock benefits of the executives to ensure the continuous viability of the Company and the improvement of shareholder value.

Role of Executive Officers and Management. The President and Chief Executive Officer provides recommendations to the Compensation Committee on matters of compensation philosophy, plan design and the general guidelines for employee compensation. These recommendations are then considered by the Compensation Committee. The President and Chief Executive Officer generally attends Compensation Committee meetings, but is not present for any discussion of his own compensation.

Elements of Executive Compensation. When setting the compensation of our executive officers, the Compensation Committee generally targets compensation to mirror short and long term performance of the Company. The compensation we provide to our executive officers and other employees primarily consists of the following:

•	annual base salary;
•	annual incentive bonuses which are discretionary and determined based upon reaching desired goals;
•	stock-based benefit plans, consisting of our ESOP, stock options, restricted stock and restricted stock units;
•	retirement benefits; and
•	perquisites and other personal benefits.

Base Salary. We provide named executive officers and other employees with a base salary to compensate them competitively for services rendered during the year. Base salary ranges for named executive officers are determined for each employee based on his or her position and responsibility, performance and compensation levels paid by peers to executives in similar positions. The Compensation Committee targets base salaries at the market mid-point (50th percentile) and structures pay-for-performance incentives to the 50th percentile of market for total direct compensation. When performance goals are met and exceeded, the upper quartile of market (75th percentile) would be appropriate under our compensation policies and practices. Salary increases normally take effect in April of each year.

During its review of base salaries for executives, the Compensation Committee primarily considers:

•	the financial condition and results of operations of the Company;
•	individual performance of the executive;
•	review of the executive’s compensation, both individually and relative to other officers;
•	peer and market data; and
•	qualifications and experience of the officer.

Base salaries are reviewed annually and adjusted from time to time to align salaries with market levels after taking into account individual responsibilities, performance, experience and overall compensation. In April 2024, the Compensation Committee increased the base salary of Ms. Lemoine and Messrs. Bordelon, Guidry, Kirkley and Zollinger by 5.0%, 3.1%, 3.2%, 4.4%, and 4.2%, respectively.

Incentive Bonuses. In addition to base salary, we have established incentive plans for many executives of the Company. The amount of these cash bonuses typically has a stated target based upon reaching desired goals and a predetermined range above and below the target for fluctuations in employee and Company performance. The Compensation Committee has determined that such bonuses provide incentive for short term goals and are appropriate in light of bonuses paid to officers with the same position at comparable institutions, as reported in publicly available proxy statements. The Compensation Committee has developed specific individual or Company performance targets as a measure to determine bonus amounts for each participant. All cash bonuses of the executive officers and all bonus plan designs are evaluated and approved by the Compensation Committee and are ratified by the Board of Directors. In its evaluation, the Compensation Committee seeks to ensure that bonus plans align with the Company’s goals, and risks associated with the plans are effectively mitigated. The compensation plan is designed to compensate the executive via incentive compensation for attaining pre-determined strategic goals of the Compensation Committee during a given year. These goals include, but are not limited to, return on average assets, efficiency ratio, earnings per share growth, loan growth, core deposit growth, and other strategic objectives. Attainment of these goals provides the Company with the framework to become a high performing company. For 2024, the bonuses to Ms. Lemoine and Messrs. Bordelon, Guidry, Herpin, Kirkley and Zollinger were $85,250 $465,000, $110,650, $104,500, $100,500 and $108,500, respectively, and were determined based upon consideration of the matrix shown below.

Name	Components	2024	Weight	Threshold	Target	Maximum
John W. Bordelon	Return on average assets	1.08%	30%	0.87%	1.02%	1.17%
	Efficiency ratio	64.71%	10%	69.41%	66.10%	62.80%
	Earnings per share*	$4.55	10%	$3.62	$4.26	$4.90
	Strategic objectives-overall	10	30%	—	5	10
	Managed Operations	10	20%	—	5	10
	Bonus as a percentage of base salary			—	60%	100%

Darren E. Guidry	Return on average assets	1.08%	40%	0.87%	1.02%	1.17%
	Efficiency ratio	64.71%	30%	69.41%	66.10%	62.80%
	Special assets management	7	10%	—	5	10
	Strategic objectives-overall	9	20%	—	5	10
	Bonus as a percentage of base salary			—	30%	50%

Mark C. Herpin	Return on average assets	1.08%	50%	0.87%	1.02%	1.17%
	Efficiency ratio	64.71%	25%	69.41%	66.10%	62.80%
	Operations Management	2.40	15%	2.00	2.40	2.75
	Operations Strategic Objectives	7	10%	—	5	10
	Bonus as a percentage of base salary			—	30%	50%

David T. Kirkley	Return on average assets	1.08%	30%	0.87%	1.02%	1.17%
	Efficiency ratio	64.71%	25%	69.41%	66.10%	62.80%
	Earnings per share*	$4.55	20%	$3.62	$4.26	$4.90
	Strategic Objectives-overall	10	25%	—	5	10
	Bonus as a percentage of base salary			—	30%	50%

Name	Components	2024	Weight	Threshold	Target	Maximum
Natalie B. Lemoine	Return on average assets	1.08%	30%	0.87%	1.02%	1.17%
	Efficiency ratio	64.71%	30%	69.41%	66.10%	62.80%
	Strategic Objectives-overall	8	40%	—	5	10
	Bonus as a percentage of base salary			—	30%	50%

John J. Zollinger, IV	Return on average assets	1.08%	50%	0.87%	1.02%	1.17%
	Loan portfolio growth*	$136,312	15%	$108,520	$127,671	$146,822
	Core deposit growth*	$770	10%	$60,488	$71,162	$81,836
	Strategic Objectives-overall	10	15%	—	5	10
	Mortgage/ SBA loan profitability	10	10%	—%	5	10
	Bonus as a percentage of base salary			—	30%	50%

*       Dollars in thousands, except per share data.

Bonus payments are also subject to the satisfaction of the Company’s Board, the Office of the Comptroller of the Currency’s Safety and Soundness Examination, Compliance Examination and a satisfactory external audit as well as consideration of subjective individual performance evaluations.

Equity Compensation. The 2021 Equity Incentive Plan (the "2021 Plan") is designed to maintain a portion of the compensation paid to executives of the Company in long-term compensation as a means of rewarding strong performance over numerous years for retention of the named executives and to act as a retention incentive. Our named executive officers received awards of restricted stock units from the Compensation Committee under the 2021 Plan in May 2024, which are vesting at a rate of 20% per year over five years. The Compensation Committee has determined to award President Bordelon a larger cash bonus in lieu of equity awards beginning in 2025. The Compensation Committee believes that the five year vesting of awards will focus senior management on long-term performance and stock appreciation. Through our employee stock ownership plan, as well as our 401(k) plan, we provide all of our employees, including our named executive officers, with tax-qualified retirement benefits. The employee stock ownership plan ("ESOP") is allocated as a percentage of each employee’s salary to total salaries of the Company. The Company makes a matching 401(k) contribution of 100% of the employee’s contribution up to 2%, plus 50% of the employee’s contributions over 2% but not over 6% of the employee’s pay.

Other Elements of Executive Compensation. In addition to direct cash compensation and awards under our equity compensations plans, we provide our named executive officers with certain compensation and benefits as described below.

•	Employment Agreements. Home Bank has entered into employment agreements with three of our six named executive officers. In addition, Home Bancorp entered into an employment agreement with Mr. Bordelon in June 2009. For additional information, see “Employment Agreements.”
•	Retirement and Other Benefits. We also provide all of our employees, including our named executive officers, with tax-qualified retirement benefits through the Home Bank Profit Sharing 401(k) Plan (the “401(k) Plan”). All employees who meet the age and service requirements participate in the 401(k) Plan on a non-discriminatory basis. We provide a 401(k) match to employee contributions, up to specified amounts.
•	The Company has an employee stock ownership plan (“ESOP”), a tax-qualified plan which purchased 8.0% of the stock in the Company's initial public stock offering. This plan provides all of our employees who meet the age and service requirements with a stake in the performance of our common stock. The plan will distribute the stock over a twenty year period from inception in October 2008.

•	We also offer various fringe benefits to all of our employees, including our named executive officers, including group policies for medical insurance, life insurance and long term disability. We provide individual and family coverage to employees, with the employee being responsible for a fixed premium, under our self-funded plan. We also provide all of our employees with life and long term disability insurance at no cost to the employee. The President and Chief Executive Officer was provided an automobile, with personal mileage being included as income on his Form W-2. We pay club dues for the Chief Executive Officer and Chief Risk Officer. The Chief Executive Officer has three club memberships for meetings with customers. The Chief Risk Officer has one club membership for meetings with customers. The Compensation Committee believes such benefits are appropriate and assist such officers in fulfilling their employment obligations.

Clawback Policy

In 2023, our Board amended and restated the Company's Clawback Policy to comply with the SEC's rules and the Nasdaq listing standards. Our Clawback Policy requires the recovery of performance-based equity and cash incentive compensation from our executive officers under certain circumstances. A copy of this policy is filed as Exhibit 97.1 to our Annual Report on Form 10-K for the year ended December 31, 2023 and is incorporated by reference.

Practices Related to the Grant of Equity Awards

Equity awards are discretionary and are generally granted to our directors, officers and employees by the Compensation Committee of the Board of Directors. Stock options are generally granted to the named executive officers as well as other employees in May of each year, well after the Company's year end financial results are publicly disclosed. In certain circumstances, including the hiring or promotion of an officer, the Compensation Committee may approve grants to be effective at other times. The Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in 2024, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Additional Components of Executive Compensation

In August 2007, we entered into a salary continuation agreement with our President and Chief Executive Officer. The salary continuation agreement, which was amended and restated in May 2019, will provide Mr. Bordelon supplemental retirement benefits of $214,000 per year for 10 years upon his retirement, death, disability or termination in connection with or following a change in control. The salary continuation agreement was deemed appropriate by the Compensation Committee in light of Mr. Bordelon’s performance as President and Chief Executive Officer and as an incentive to retain his services until retirement. In May 2019, we entered into an additional salary continuation agreement with our President and Chief Executive Officer which will provide an annual supplemental retirement benefit in the amount of $26,000 per year for 10 years upon his retirement at or after age 65, death or disability, with a lump sum payable if his employment is terminated in connection with or following a change in control. In May 2022, we also amended the salary continuation agreements previously entered into with our Chief Risk Officer in 2007 (as amended and restated in May 2019) and entered into a salary continuation agreement with our Chief Financial Officer, which will provide supplemental retirement benefits equal to $125,000 per year for 10 years upon retirement at age 65. The salary continuation agreements entered into with Messrs. Bordelon, Guidry and Kirkley were deemed appropriate as an incentive to maintain each executive's continued services until retirement. These salary continuation agreements are described in more detail beginning on page 23 under “Salary Continuation Agreements” below. The Compensation Committee may consider additional plans of this type for other executive officers of the Company.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by our Chief Executive Officer, Chief Financial Officer and other executive officers (who we refer to as the “named executive officers”) for the fiscal years ended December 31, 2024, 2023 and 2022, except that compensation for our three new named executive officers is only shown for the year ended December 31, 2024. All cash compensation has been paid by Home Bank. The Company has not paid separate cash compensation to our executive officers.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
John W. Bordelon	2024	$505,004	$131,215	$—	$465,000	$—	$129,262	$1,230,481
President and Chief	2023	484,616	105,175	—	245,000	—	126,544	961,335
Executive Officer	2022	454,385	108,066	—	260,000	—	116,291	938,742

Darren E. Guidry	2024	273,996	63,733	—	110,650	110,045	91,269	649,693
Senior Executive Vice President	2023	262,673	48,080	—	90,000	135,527	85,523	621,803
and Chief Risk Officer	2022	225,692	43,575	—	90,000	71,912	72,430	503,609

Mark C. Herpin(4)	2024	275,000	76,200	—	104,500	—	9,078	464,778
Senior Executive Vice President
and Chief Operations Officer

David T. Kirkley	2024	229,636	52,486	—	100,500	—	23,116	405,738
Senior Executive Vice President	2023	214,616	37,563	—	74,000	—	36,925	363,104
and Chief Financial Officer	2022	193,269	38,172	—	75,000	2,962	44,676	354,079

Natalie B. Lemoine(5)	2024	210,000	46,863	—	85,250	—	22,882	364,995
Senior Executive Vice President
and Chief Administrative Officer

John J. Zollinger, IV(5)	2024	271,001	59,984	—	108,500	—	70,028	509,513
Senior Executive Vice President
and Chief Banking Officer

________________________________

(1)	Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718. For a description of the assumptions used for purposes of determining grant date fair value, see Note 17 to the consolidated financial statements included in our Annual Report to shareholders for the year ended December 31, 2024.

(2)	Reflects the increase in the actuarial present values of the salary continuation plans.
(3)	For 2024, includes employer contributions under the Home Bank 401(k) Profit Sharing Plan in the amount of $12,912, $20,817, $19,488, $7,404, $0 and $15,500 for Ms. Lemoine and Messrs. Bordelon, Guidry, Herpin, Kirkley and Zollinger, respectively, contributions to the Company’s ESOP in the amount of $8,556, $48,927, $40,626, $0, $14,075 and $25,370 to the accounts of Ms. Lemoine and Messrs. Bordelon, Guidry, Herpin, Kirkley and Zollinger, respectively, as well as payments for life insurance premiums; includes automobile expense for Mr. Bordelon; also includes for Messrs. Bordelon and Guidry, club dues and for Mr. Bordelon, director’s fees of $32,000, director’s Christmas gift of $400 and the payment of premiums for long-term disability insurance.
(4)	Mr. Herpin was hired as Chief Operations Officer on May 30, 2024.
(5)	On July 15, 2024, Ms. Lemoine and Mr. Zollinger were both promoted to Senior Executive Vice President for their positions.

Grants of Plan-Based Awards

The following table provides information with respect to non-equity incentive plan awards and awards of restricted stock units granted to the named executive officers during 2024.

					All Other Stock Awards:
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Number of Shares of	Grant Date Fair Value
Name	Grant Date	Threshold	Target	Maximum	Stock or Units(2)	of Stock Awards(3)
John W. Bordelon	—	$—	$303,002	$505,004	—	—
	5/12/2024				3,500	$131,215

Darren E. Guidry	—	$—	$82,199	$136,998	—	—
	5/12/2024				1,700	$63,733

Mark C. Herpin	—	$—	$82,500	$137,500	—	—
	6/12/2024				2,000	$76,200

David T. Kirkley	—	$—	$68,891	$114,818	—	—
	5/12/2024				1,400	$52,486

Natalie B. Lemoine	—	$—	$63,000	$105,000	—	—
	5/12/2024				1,250	$46,863

John J. Zollinger, IV	—	$—	$81,300	$135,501	—	—
	5/12/2024				1,600	$59,984

__________________________________

(1)	Reflects estimated threshold, target and maximum amounts of incentive bonus plan payments for each named executive officer. Actual amounts received are reflected in the Summary Compensation Table on page 18.
(2)	Reflects shares of restricted stock granted pursuant to the Company's equity plans which become vested at the rate of 20% per year commencing on the anniversary of the grant date.
(3)	The fair value of the restricted stock granted is computed in accordance with FASB ASC Topic 718. For a description of the assumptions used for purposes of determining grant date fair value, see Note 17 to the consolidated financial statements included in our Annual Report to shareholders for the year ended December 31, 2024.

Outstanding Equity Awards at Fiscal Year-End. The table below sets forth outstanding equity awards at December 31, 2024 to our named executive officers under our 2009 Recognition and Retention Plan, 2009 Stock Option Plan, 2014 Equity Incentive Plan and 2021 Equity Incentive Plan (collectively “Equity Plans”).

	Option Awards					Stock Awards

							Number of Shares	Market Value of Shares or
		Number of Securities Underlying Unexercised Options(1)			Option		or Units of Stock That Have	Units of Stock That
Name	Grant Date	Unexercisable	Exercisable	Exercise Price	Expiration Date	Grant Date	Not Vested	Have Not Vested(2)
John W. Bordelon	5/12/2017	—	900	35.26	5/12/2027	5/12/2017	—	—
	5/23/2018	—	1,000	45.12	5/23/2028	5/23/2018	—	—
	5/23/2019	—	1,200	35.85	5/23/2029	5/23/2019	—	—
	3/12/2020	240	960	21.99	3/12/2030	3/12/2020	285	13,170
	5/12/2021	300	1,200	36.77	5/12/2031	5/12/2021	800	36,968
	5/12/2022	—	—	—	—	5/12/2022	1,860	85,951
	5/12/2023	—	—	—	—	5/12/2023	2,800	129,388
	5/12/2024	—	—	—	—	5/12/2024	3,500	161,735

Darren E. Guidry	5/12/2015	—	1,400	22.25	5/12/2025	5/12/2015	—	—
	5/23/2016	—	1,600	28.00	5/23/2026	5/23/2016	—	—
	5/12/2017	—	1,000	35.26	5/12/2027	5/12/2017	—	—
	5/23/2018	—	800	45.12	5/23/2028	5/23/2018	—	—
	5/23/2019	—	1,000	35.85	5/23/2029	5/23/2019	—	—
	3/12/2020	200	800	21.99	3/12/2030	3/12/2020	170	7,856
	5/12/2021	260	1,040	36.77	5/12/2031	5/12/2021	440	20,332
	5/12/2022	—	—	—	—	5/12/2022	750	34,658
	5/12/2023	—	—	—	—	5/12/2023	1,280	59,149
	5/12/2024	—	—	—	—	5/12/2024	1,700	78,557

Mark C. Herpin	6/12/2024	—	—	—	—	6/12/2024	2,000	92,420

David T. Kirkley	5/12/2015	—	650	22.25	5/12/2025	5/12/2015	—	—
	5/23/2016	—	650	28.00	5/23/2026	5/23/2016	—	—
	5/12/2017	—	400	35.26	5/12/2027	5/12/2017	—	—
	5/23/2018	—	500	45.12	5/23/2028	5/23/2018	—	—
	5/23/2019	—	500	35.85	5/23/2029	5/23/2019	—	—
	3/12/2020	100	400	21.99	3/12/2030	3/12/2020	50	2,311
	5/12/2021	200	800	36.77	5/12/2031	5/12/2021	320	14,787
	5/12/2022	—	—	—	—	5/12/2022	657	30,360
	5/12/2023	—	—	—	—	5/12/2023	1,000	46,210
	5/12/2024	—	—	—	—	5/12/2024	1,400	64,694

	Option Awards					Stock Awards

							Number of Shares	Market Value of Shares or
		Number of Securities Underlying Unexercised Options(1)			Option		or Units of Stock That Have	Units of Stock That
Name	Grant Date	Unexercisable	Exercisable	Exercise Price	Expiration Date	Grant Date	Not Vested	Have Not Vested(2)
Natalie B. Lemoine	1/12/2016	—	1,000	26.81	1/12/2026	5/12/2015	—	—
	5/23/2016	—	500	28.00	5/23/2026	5/23/2016	—	—
	5/12/2017	—	400	35.26	5/12/2027	5/12/2017	—	—
	5/23/2018	—	500	45.12	5/23/2028	5/23/2018	—	—
	5/23/2019	—	500	35.85	5/23/2029	5/23/2019	—	—
	3/12/2020	100	400	21.99	3/12/2030	3/12/2020	50	2,311
	5/12/2021	100	400	36.77	5/12/2031	5/12/2021	100	4,621
	5/12/2022	—	—	—	—	5/12/2022	450	20,795
	5/12/2023	—	—	—	—	5/12/2023	640	29,574
	5/12/2024	—	—	—	—	5/12/2024	1,250	57,763

John J. Zollinger, IV	5/23/2016	—	660	28.00	5/23/2026	5/23/2016	—	—
	5/12/2017	—	750	35.26	5/12/2027	5/12/2017	—	—
	5/23/2018	—	740	45.12	5/23/2028	5/23/2018	—	—
	5/23/2019	—	850	35.85	5/23/2026	5/23/2019	—	—
	3/12/2020	160	640	21.99	3/12/2030	3/12/2020	60	2,773
	5/12/2021	200	800	36.77	5/12/2031	5/12/2021	170	7,856
	5/12/2022	—	—	—	—	5/12/2022	585	27,033
	5/12/2023	—	—	—	—	5/12/2023	1,120	51,755
	5/12/2024	—	—	—	—	5/12/2024	1,600	73,936

___________________________________

(1)	Options vest at a rate of 20% per year commencing on the first anniversary of the date of grant.
(2)	Market value is calculated based on the closing price of $46.21 on December 31, 2024.

Option Exercises and Stock Vested. The following table reflects the amount realized by each named executive officer as a result of the exercise of stock options and vesting of stock awards in 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
John W. Bordelon	—	$—	2,290	$85,140
Darren E. Guidry	—	—	1,130	41,939
David T. Kirkley	—	—	739	27,580
Natalie B. Lemoine	—	—	460	17,120
John J. Zollinger, IV	520	12,259	683	25,456

__________________________________________

(1)	Value determined by subtracting the exercise price per share from the market value per share of our common stock at the time of exercise and multiplying the difference by the number of shares acquired on exercise.
(2)	Value determined by multiplying the number of vested shares by the market value of the underlying shares on the vesting date.

Benefit Plans

Salary Continuation Agreements. Effective August 1, 2007, the Bank entered into a salary continuation agreement with its President and Chief Executive Officer, John W. Bordelon. The agreement, which was amended and restated as of May 20, 2019, provides that Mr. Bordelon will receive an annual retirement benefit for a period of 10 years, with the annual benefit equal to $214,000. The retirement benefits vested over a period of 10 years. Mr. Bordelon is currently fully vested in a normal retirement benefit of $214,000 per year. If Mr. Bordelon dies while still employed, the Bank will pay Mr. Bordelon’s beneficiary the same benefits entitled to prior to death. If Mr. Bordelon has a separation from service within 24 months following a change in control, the Bank will pay the annual benefit in twelve equal monthly installments for ten years.

Effective May 20, 2019, the Bank entered into an additional salary continuation agreement with its President and Chief Executive Officer, John W. Bordelon. The additional agreement provides that Mr. Bordelon will receive an annual retirement benefit for a period of 10 years, with the annual benefit equal to $26,000. Mr. Bordelon is currently fully vested in a normal retirement benefit of $26,000 per year under this agreement.

A nonqualified salary continuation agreement was also entered into with Darren E. Guidry, effective August 1, 2007. Mr. Guidry’s agreement, as amended and restated on May 20, 2019 and further amended on May 23, 2022, provides for a retirement benefit of $125,000 per year if he remains employed until age 65, payable in equal monthly installments for a period of ten years. His retirement benefits vested over a period of 12 years, and became fully vested on August 1, 2019. In the event of early retirement, the Bank will pay Mr. Guidry his vested benefits in 120 equal monthly installments upon his attaining age 65. If Mr. Guidry dies while still employed prior to a separation from service or normal retirement age, then no benefits will be paid under the agreement. If Mr. Guidry has a separation from service within 24 months following a change in control but prior to reaching age 65, the Bank shall pay him a lump sum equal to the greater of (i) the accrual balance as of the end of the plan year immediately preceding the executive’s separation from service or (ii) three hundred thousand dollars ($300,000).

A similar nonqualified salary continuation agreement was entered into with Mr. David T. Kirkley, effective May 23, 2022. Mr. Kirkley's agreement provides for a retirement benefit of $125,000 per year if he remains employed until age 65, payable in equal monthly installments for a period of ten years. His retirement benefits vest at the rate of 20% per year, commencing on the sixth anniversary of his most recent appointment date as an executive. As of December 31, 2024, Mr. Kirkley was 0% vested. In the event of early retirement, the Bank will pay Mr.Kirkley a lump sum on the first day of the month following his separation from service, subject to any applicable six-month delay, with the lump sum to equal his accrual balance multiplied by his vesting percentage. If Mr. Kirkley dies while still employed prior to a separation from service or normal retirement age, then no benefits will be paid under the agreement. If Mr. Kirkley has a separation from service within 24 months following a change in control but prior to reaching age 65, the Bank shall pay him a lump sum equal to the greater of (i) the accrual balance as of the end of the plan year immediately preceding the executive’s separation from service or (ii) three hundred thousand dollars ($300,000).

In each case, benefits for each of the above executives are subject to a six-month delay to the extent required by the Internal Revenue Code.

The table below shows the present value of accumulated benefits payable to Messrs. Bordelon, Guidry and Kirkley under the salary continuation agreements. The salary continuation agreements do not include any provision regarding years of credited service.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Vested Benefit (1) (2)	Payments During Last Fiscal Year
John W. Bordelon (3)	Salary Continuation Plan	n/a	$1,614,551	$—
John W. Bordelon (4)	Salary Continuation Plan	n/a	214,734	—
Darren E. Guidry	Salary Continuation Plan	n/a	618,713	—
David T. Kirkley	Salary Continuation Plan	n/a	—	—

__________________________________________

(1)	Reflects the actuarial present value as of December 31, 2024, assuming normal retirement age (62 for Mr. Bordelon under his 2007 salary continuation plan and 65 for Mr. Guidry). A discount rate of 6% was assumed in calculating the present value.
(2)	Reflects the actuarial present value as of December 31, 2024, assuming normal retirement age (65 for Messrs. Bordelon and Kirkley). A discount rate of 4% was assumed in calculating the present value.
(3)	Payments pursuant to Mr. Bordelon's salary continuation plan dated August 1, 2007, as amended.
(4)	Payments pursuant to Mr. Bordelon's salary continuation plan dated May 20, 2019.

Employment Agreements

In May 2019, the Company amended and restated its existing employment agreement with John W. Bordelon, and the Bank amended and restated its existing employment agreements with Mr. Bordelon and Darren E. Guidry. In May 2021, the Company entered into an employment agreement with Mr. Kirkley. In May 2024, the Company extended the terms of all of the agreements for one year. The employment agreements with Mr. Bordelon, as amended, have a term expiring on May 20, 2027, and the terms of the employment agreements with the other executive officers, as amended, have a term expiring on May 20, 2026. At least annually, the Board of Directors of the Company and Home Bank will consider whether to renew and extend the term of the agreements. Any such renewals or extensions of the agreements will be reflected in an amendment or supplement to such agreement. The employment agreements between the Bank and the named executive officers are terminable with or without cause by the Bank. The employment agreements provide that in the event of a termination of employment by the Bank other than due to cause, disability, death, retirement or in the event of a voluntary termination by the officer for “good reason” (which includes a change in the officer’s position, salary or duties without his consent), in each case other than a termination of employment in connection with a change in control of the Company or the Bank, each officer would be entitled to (1) an amount of cash severance which is equal to one times (three times in the case of Mr. Bordelon) the amount of his base salary as of the date of termination and (2) continued participation in certain employee benefit plans of Home Bank, including medical and dental plans, until the earlier of 12 months (36 months in the case of Mr. Bordelon) or the date the executive receives substantially similar benefits from full-time employment with another employer. In the event of termination of employment within three months prior to, concurrently with or within 12 months following a change in control of the Company or the Bank, including a voluntary termination by the officer for good reason, as defined, each officer would be entitled to (1) an amount of cash severance which is equal to two times (three times in the case of Mr. Bordelon) the sum of his base salary as of the date of termination plus his prior year’s bonus and (2) continued participation in certain employee benefit plans, including medical and dental plans, until the earlier of 24 months (36 months in the case of Mr. Bordelon) or the date the officer receives substantially similar benefits from another employer upon his full-time employment. In the event an officer’s employment is terminated due to cause, death, disability or retirement, he will have no rights under the employment agreements to any compensation or benefits following the date of termination. In the event any of the payments to be made under the employment agreements or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), each executive’s employment agreement provides that either (1) the executive will receive the full compensation and benefits provided for under the agreement and have the responsibility for any excise tax, or (2) such payments will be reduced by the minimum amount necessary so that none of such payments will be considered “parachute payments” under Section 280G of the Code, whichever will put the executive in the best after-tax position with the most compensation and income.

Potential Payments upon Termination of Employment or a Change in Control

The following table describes the potential payments to John W. Bordelon, President and Chief Executive Officer, upon an assumed termination of employment or a change in control as of December 31, 2024.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement
Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$1,515,012	$2,250,012	$—	$—
ESOP allocations (c)	—	—	—	166,182	—	—
Medical benefits (d)	—	—	66,861	66,861	—	—
Other welfare benefits (e)	—	—	11,552	11,552	—	—
Additional salary continuation agreement benefits (f)	—	—	—	—	—	—
§280G tax cutback (g)	—	—	—	—	—	—
Equity awards: (h)
Unvested stock options (i)	—	—	—	11,477	11,477	—
Unvested restricted stock awards (j)	—	—	—	427,211	427,211	—

Total payments and benefits (k)	$—	$—	$1,593,425	$2,933,295	$438,688	$—

The following table describes the potential payments to Darren E. Guidry, Senior Executive Vice President and Chief Risk Officer, upon an assumed termination of employment or a change in control as of December 31, 2024.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement
Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$273,996	$727,993	$—	$—
ESOP allocations (c)	—	—	—	134,028	—	—
Medical benefits (d)	—	—	30,569	64,195	—	—
Other welfare benefits (e)	—	—	1,438	3,019	—	—
Additional salary continuation agreement benefits (f)	—	—	—	—	—	—
§280G tax cutback (g)	—	—	—	—	—	—
Equity awards: (h)
Unvested stock options (i)	—	—	—	9,753	9,753	—
Unvested restricted stock awards (j)	—	—	—	200,551	200,551	—

Total payments and benefits (k)	$—	$—	$306,003	$1,139,539	$210,304	$—

The following table describes the potential payments to Mark C. Herpin, Senior Executive Vice President and Chief Operations Officer, upon an assumed termination of employment or a change in control as of December 31, 2024.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement
Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$—	$—	$—	$—
ESOP allocations (c)	—	—	—	—	—	—
Medical benefits (d)	—	—	—	—	—	—
Other welfare benefits (e)	—	—	—	—	—	—
Additional salary continuation agreement benefits (f)	—	—	—	—	—	—
§280G tax cutback (g)	—	—	—	—	—	—
Equity awards: (h)
Unvested stock options (i)	—	—	—	—	—	—
Unvested restricted stock awards (j)	—	—	—	92,420	92,420	—

Total payments and benefits (k)	$—	$—	$—	$92,420	$92,420	$—

The following table describes the potential payments to David T. Kirkley, Senior Executive Vice President and Chief Financial Officer, upon an assumed termination of employment or a change in control as of December 31, 2024.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement
Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$229,636	$607,273	$—	$—
ESOP allocations (c)	—	—	—	34,055	—	—
Medical benefits (d)	—	—	7,901	16,592	—	—
Other welfare benefits (e)	—	—	1,481	3,111	—	—
Additional salary continuation agreement benefits (f)	—	—	—	300,000	—	—
§280G tax cutback (g)	—	—	—	—	—	—
Equity awards: (h)
Unvested stock options (i)	—	—	—	6,198	6,198	—
Unvested restricted stock awards (j)	—	—	—	158,362	158,362	—

Total payments and benefits (k)	$—	$—	$239,018	$1,125,591	$164,560	$—

The following table describes the potential payments to Natalie B. Lemoine, Senior Executive Vice President and Chief Administrative Officer, upon an assumed termination of employment or a change in control as of December 31, 2024.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement
Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$—	$—	$—	$—
ESOP allocations (c)	—	—	—	15,816	—	—
Medical benefits (d)	—	—	—	—	—	—
Other welfare benefits (e)	—	—	—	—	—	—
Additional salary continuation agreement benefits (f)	—	—	—	—	—	—
§280G tax cutback (g)	—	—	—	—	—	—
Equity awards: (h)
Unvested stock options (i)	—	—	—	4,310	4,310	—
Unvested restricted stock awards (j)	—	—	—	115,063	115,063	—

Total payments and benefits (k)	$—	$—	$—	$135,189	$119,373	$—

The following table describes the potential payments to John J. Zollinger, IV, Senior Executive Vice President and Chief Banking Officer, upon an assumed termination of employment or a change in control as of December 31, 2024.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement
Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$—	$—	$—	$—
ESOP allocations (c)	—	—	—	74,774	—	—
Medical benefits (d)	—	—	—	—	—	—
Other welfare benefits (e)	—	—	—	—	—	—
Additional salary continuation agreement benefits (f)	—	—	—	—	—	—
§280G tax cutback (g)	—	—	—	—	—	—
Equity awards: (h)
Unvested stock options (i)	—	—	—	7,651	7,651	—
Unvested restricted stock awards (j)	—	—	—	163,352	163,352	—

Total payments and benefits (k)	$—	$—	$—	$245,777	$171,003	$—

______________________________________

(a)	These severance payments and benefits are payable if the executive’s employment is terminated prior to a change in control either (i) by the Bank or the Company for any reason other than cause, disability, retirement or death or (ii) by the executive if the Bank or the Company takes certain adverse actions (a “good reason” termination). The severance payments and benefits are also payable if the executive’s employment is terminated for the reasons set forth above during the term of his employment agreement following a change in control.
(b)	The amounts shown in the involuntary termination column represent a lump sum payment equal to three times Mr. Bordelon’s (one times for Messrs. Guidry and Kirkley) base salary as of the date of termination. The amounts shown in the change in control column represent a lump sum payment equal to the sum of the executive’s base salary as of the date of termination and the cash bonus earned by the executive for the calendar year preceding the year in which the date of termination occurs, with such sum multiplied by three for Mr. Bordelon and by two for each of Messrs. Guidry and Kirkley.
(c)	Upon a change in control, the ESOP will be terminated and the unallocated ESOP shares will first be used to repay the outstanding ESOP loan. Any remaining unallocated ESOP shares will then be allocated among ESOP participants on a pro rata basis based on account balances. Based on the December 31, 2024 closing price of $46.21 per share, the value of the remaining unallocated ESOP shares exceeds the remaining principal balance of the loan by approximately $4,259,998. The amounts shown represent each executive’s estimated share of such excess amount.
(d)	The amounts shown in the involuntary termination column represent the estimated cost of providing continued medical coverage to the executive for an assumed additional 36 months for Mr. Bordelon (12 months for Messrs. Guidry and Kirkley), at no cost to the executives. The amounts shown in the change in control column represent the estimated cost of providing continued medical coverage to the executive for an additional 36 months for Mr. Bordelon (24 months for Messrs. Guidry and Kirkley), at no cost to the executives. The estimated costs assume the current insurance premiums or costs increase by 10% each year, and the amounts have not been discounted to present value.
(e)	The amounts shown in the involuntary termination column represent the estimated cost of providing continued life, accidental death and long-term disability coverage to the executive for an assumed additional 36 months for Mr. Bordelon (12 months for Messrs. Guidry and Kirkley), at no cost to the executives. The amounts shown in the change in control column represent the estimated cost of providing continued life, accidental death and long-term disability coverage to the executive for an additional 36 months for Mr. Bordelon (24 months for Messrs. Guidry and Kirkley), at no cost to the executives. The estimated costs assume the current insurance premiums or costs increase by 10% each year, and the amounts have not been discounted to present value.
(f)	The amounts represent the incremental increase in the present value of the benefits payable under the Company’s salary continuation agreements with Messrs. Bordelon, Guidry and Kirkley when compared to their vested benefits. Under the salary continuation agreements, if the employment of Messrs. Bordelon and Guidry had terminated as of December 31, 2024 outside of a change in control for reasons other than death, disability or cause, their vested benefits under the salary termination agreements would provide them with annual benefits payable monthly for 10 years of $214,000 and $91,160 respectively, with the benefits starting in July 2025 for Mr. Bordelon (who reached his normal retirement age of 62 in 2017), and after Mr. Guidry reaches age 65 in 2027. Mr. Bordelon would have received under his 2019 agreement a lump sum benefit of $214,734 in July 2025 if his employment had terminated as of December 31, 2024 outside of a change in control. If Messrs. Guidry and Kirkley remain employed until their normal retirement age of 65, their normal retirement benefit would be $125,000 per year, commencing after they have a separation from service. The normal retirement benefits are payable for 10 years in monthly installments. If the employment of Messrs. Bordelon, Guidry and Kirkley had terminated as of December 31, 2024 in connection with a change in control, Mr. Bordelon would have received a change in control benefit of $214,000 per year for 10 years commencing July 1, 2025, Mr. Kirkley would have received a lump sum change in control benefit of $300,000 on July 1, 2025, and Mr. Guidry would have received a lump sum change in control benefit of approximately $571,782 on July 1, 2025. In addition, Mr. Bordelon would have received a lump sum change in control benefit of $214,734 on July 1, 2025, under his 2019 agreement. In the event Mr. Bordelon’s employment had terminated due to disability as of December 31, 2024, his annual retirement benefit would have been $214,000 for 10 years, commencing in 2025. The disability benefit for Mr.. Guidry is the same as his early termination benefit. If Messrs. Bordelon, Guidry and Kirkley had died on December 31, 2024, no benefits would have been distributed.
(g)	In the event any of the payments to be made under the employment agreements or otherwise are deemed to constitute parachute payments within the meaning of Section 280G of the Code, each executive’s employment agreement provides that either (1) the executive will receive the full compensation and benefits provided for under the agreement and have the responsibility for any excise tax, or (2) such payments will be reduced by the minimum amount necessary so that none of such payments will be considered parachute payments under Section 280G of the Code, whichever will put the executive in the best after-tax position with the most compensation and income. The tables do not reflect any reductions to an executive’s change in control payments or benefits that may be required under such formula.

(h)	As of December 31, 2024, based on the closing price of $46.21 per share of our common stock on December 31, 2024, Ms. Lemoine and Messrs. Bordelon, Guidry, Kirkley and Zollinger held vested options with a cash value of approximately $52,074 $57,956, $114,056, $54,756 and $52,897, respectively.
(i)	The amounts represent the value of the unvested stock options held by Ms. Lemoine and Messrs. Bordelon, Guidry, Kirkley and Zollinger that had an exercise price below the December 31, 2024 closing price of $46.21 per share, based on the difference between the December 31, 2024 closing price and the per share exercise price of the unvested stock options. All unvested stock options will become fully vested upon an executive’s death or disability or upon a change in control.
(j)	The amounts represent the value of the unvested restricted stock awards held by Ms. Lemoine and Messrs. Bordelon, Guidry, Herpin, Kirkley and Zollinger based on the December 31, 2024 closing price of $46.21 per share. All unvested restricted stock awards will become fully vested upon an executive’s death or disability or upon a change in control.
(k)	Does not include the value of the vested benefits to be paid under our tax-qualified 401(k) plan and ESOP or under our salary continuation agreements. Also does not include earned but unpaid salary, accrued but unused vacation leave, reimbursable expenses and the value of the vested stock options set forth in Note (h) above.
(l)	If the employment of Ms. Lemoine and Messrs. Bordelon, Guidry, Kirkley and Zollinger had terminated at December 31, 2024 due to death, the executive’s beneficiaries or estate would have received life insurance proceeds of approximately $1.0 million, $1.0 million, $1.0 million, 750,963, $1,000,000 and $1.0 million, respectively. The group life insurance coverage is based on three times the executive’s base salary, subject to a cap of $500,000. The Company also maintains a split dollar life insurance policy for the executives that pays an additional amount over the group coverage based on five times base salary, up to a combined maximum of $1.0 million. If the employment of Ms. Lemoine and Messrs. Bordelon, Guidry, Herpin, Kirkley and Zollinger had terminated due to disability, the executives would have received disability benefits of $10,500, $17,300, $13,700, $13,750, $11,482 and $13,550, respectively, per month. Disability benefits are provided at the rate of 60% of base salary not to exceed $14,000 per month for Messrs. Guidry and Kirkley and $17,300 per month for Mr. Bordelon, until the executive reaches his or her normal retirement age. In addition, Ms. Lemoine and Messrs. Bordelon, Guidry, Herpin, Kirkley and Zollinger's unvested stock options and unvested restricted stock awards will become fully vested upon death or disability.

Related Party Transactions

Loans and Extensions of Credit. The Bank offers loans to its directors, officers and employees as well as members of their immediate families and others who are considered “related persons” under Item 404 of Regulation S-K of the SEC. Any loans by the Bank to related persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank. None of these loans involve more than the normal risk of collectability or present other unfavorable features. All of these loans were performing according to their original terms at December 31, 2024. None of the Bank’s loans to any of its directors, executive officers, any of their immediate family members or to any related persons were non-accrual, past due, restructured or deemed potential problem loans at December 31, 2024.

Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as the Bank, to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.

Review, Approval or Ratification of Transactions with Related Persons. Regulations of the Office of the Comptroller of the Currency require that if any director or executive officer has any interest in a matter to be considered by the Bank’s Board of Directors, he or she must fully disclose such interest, refrain from participating in the Board’s discussion of the matter and recuse himself or herself from voting on the matter. The Bank and its directors and executive officers, adhere to the regulations of the Office of the Comptroller of the Currency in acting upon any matter in which a director or executive officer has a direct or indirect personal interest. Such matters may be approved by the Board provided that a majority of the non-interested directors conclude that the transaction is in the best interests of the Bank and consistent with all Federal regulations and the Bank’s policies. The Board’s minutes will reflect the interest of the subject director or executive officer and note that he or she did not participate in the discussion of, or vote on, the matter.

CEO Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to provide disclosure of the ratio of the annual compensation of the CEO in this Proxy Statement to the median employee’s annual compensation.

The median employee was identified from all full-time and part-time employees, excluding the CEO, who were employed by the Company and its consolidated subsidiaries on December 31, 2024. A total of 479 employees were included in the analysis. Compensation was measured over the 12-month period beginning on January 1, 2024 and ending on December 31, 2024.

The median employee compensation was determined using 2024 total cash compensation (includes base salary, overtime, commissions and bonuses). Wages were annualized for our employees who did not work the entire calendar year.

Mr. Bordelon had 2024 total compensation of $1,230,481 as reflected in the Summary Compensation Table included in this Proxy Statement. The median employee’s total compensation for 2024 that would be reportable in the Summary Compensation Table was $62,430. As a result, the CEO pay ratio is 20:1.

Pay versus Performance

As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain Company financial performance metrics. For further information concerning our pay-for-performance philosophy and how we align executive compensation with Company financial performance, refer to the Compensation Discussion and Analysis, beginning on page 15.

The following table provides information showing the relationship during 2024, 2023, 2022, 2021 and 2020 between (1) executive compensation “actually paid” (as defined by SEC rule and further described below) to (a) each person serving as our principal executive officer ("PEO") (also referred to as our CEO) and (b) our non-PEO named executive officers (also referred to below as "other NEOs"), on an average basis, and (2) the Company’s financial performance. The Company’s selected performance measure included in the chart below is Return on Assets ("ROA"), as adjusted, as described in the Compensation Discussion and Analysis - Incentive Bonuses section above. Information presented in this section will not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except as we may specifically do so by reference to this section.

					Value of Initial Fixed $100 Investment based on		Company Metrics
Year	Summary Compensation Table for PEO (1)	Compensation Actually Paid to PEO (1) (5)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Summary Compensation Actually Paid to Non-PEO NEOs(2) (5)	Company Total Shareholder Return ("TSR")	Peer Group TSR (3)	Net Income (in thousands) (4)	Company Selected Performance Measure Return on average assets ("ROA")
2024	$1,230,481	$1,177,830	$399,120	$329,231	$135	$132	$36,427	1.08%
2023	961,335	888,606	409,914	298,687	135	140	40,240	1.23%
2022	938,742	877,458	458,996	381,380	104	117	34,072	1.25%
2021	835,385	810,581	403,009	356,598	120	138	48,621	1.76%
2020	890,416	625,990	295,206	225,003	119	137	24,765	1.31%

_______________________________

(1)	John W. Bordelon served as our PEO for each period.
(2)	Darren E. Guidry, Mark Herpin, David T. Kirkley, Natalie B. Lemoine and John J. Zollinger, IV are included in the Non-PEO NEOs for 2024 and Jason P. Freyou, Darren E. Guidry and David T. Kirkley are included in the Non-PEO NEOs for periods prior to 2024.
(3)	The peer group TSR is based on the S&P US Small Cap Banks obtained from S&P Global Market Intelligence, Charlottesville, Virginia.
(4)	Net income for Home Bancorp as reported in the Company's consolidated financial statements included in our 2024 Annual Report on Form 10-K.
(5)	The additional table below sets forth amounts required by SEC rule to be deducted from and added to the amount of total compensation as reflected in the Summary Compensation Table, to calculate Compensation Actually Paid ("CAP").

	2024		2023		2022		2021		2020
	PEO	Non- PEO NEO Average	PEO	Non- PEO NEO Average	PEO	Non- PEO NEO Average	PEO	Non- PEO NEO Average	PEO	Non- PEO NEO Average

Total compensation for fiscal year from the compensation table	$1,230,481	$399,120	$961,335	$409,914	$938,742	$458,996	$835,385	$403,009	$890,416	$295,206
Deduct for amounts reported under the "Stock Awards" column in the "Summary Compensation Table"	(131,215)	(54,366)	(105,175)	(44,174)	(108,066)	(44,156)	(73,540)	(47,342)	(31,336)	(19,049)
Deduct for amounts reported under the "Option Awards" in the "Summary Compensation Table"	—	—	—	—	—	—	(14,321)	(8,257)	(3,377)	(2,345)
Deduct the "Change in Non-Qualified Deferred Compensation Earnings" column in the "Summary Compensation Table"	—	(42,345)	—	(50,839)	—	(51,211)	—	(27,217)	(169,102)	(26,569)
Add fair value as of year-end outstanding and unvested equity awards granted reported under the "Grant Date Fair Value of Stock and Option Awards" column in the "Grants of Plan-Based Awards" table	129,388	73,474	147,035	59,864	124,093	50,705	92,440	47,561	47,278	21,602
Add the change in value during the fiscal year of awards granted in prior years that are outstanding and unvested as of fiscal year end	(50,824)	(46,652)	(114,589)	(76,078)	(77,311)	(32,954)	(29,383)	(11,156)	(107,889)	(43,842)
Compensation Actually Paid	$1,177,830	$329,231	$888,606	$298,687	$877,458	$381,380	$810,581	$356,598	$625,990	$225,003

Pursuant to the requirements of the SEC rules, the most important financial performance measures used to link compensation actually paid to our PEO and other NEOs in 2024 to our performance were:

•	Return on assets ("ROA");
•	Adjusted diluted EPS; and
•	Efficiency ratio.

The following illustrations provide a graphical description of CAP, as calculated in accordance with the SEC rules, and the following measures.

•	the Company's TSR and peer TSR;
•	the Company's net income;
•	the Company's selected measure, which is EPS;
•	the Company's selected measure, which is ROA; and
•	the Company's selected measure, which is efficiency ratio.

Compensation Committee Interlocks and Insider Participation

Messrs. Blanchet, Guidry, Rader and Hendry, who is Chairman of the Committee, serve as members of the Compensation Committee. None of the members of the Compensation Committee during 2024 was a current or former officer or employee of Home Bancorp or Home Bank. No member engaged in any transactions with Home Bancorp or Home Bank required to be disclosed by regulations of the SEC. Additionally, there were no Compensation Committee “interlocks” during 2024, which generally means that no executive officer of Home Bancorp served as a director or member of the Compensation Committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Home Bancorp.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 24, 2025, the voting record date, certain information as to the common stock beneficially owned by (a) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (b) the directors of Home Bancorp, (c) the other named executive officers of Home Bancorp named in the Summary Compensation Table; and (d) all directors and executive officers of Home Bancorp as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of March 24, 2025(1)		Percent of Common Stock
FJ Capital Management, LLC 7901 Jones Branch Drive, Suite 210 McLean, VA 22102	687,589	(2)	8.6%

Home Bancorp Employee Stock Ownership Plan Trust 503 Kaliste Saloom Road Lafayette, Louisiana 70508	524,750	(3)	6.5

Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	408,720	(4)	5.1%

Directors:
J. Scott Ballard	4,110	(6)(7)	*
Paul J. Blanchet, III	72,715	(5)(6)(7)	*
John W. Bordelon	197,370	(6)(8)	2.5
Daniel G. Guidry	65,159	(6)(7)	*
John A. Hendry	168,239	(6)(7)(9)	2.1
Chris P. Rader	22,680	(6)(7)	*
Ann F. Trappey	4,729	(6)	*
Donald W. Washington	4,639	(6)	*

Other Named Executive Officers:
Darren E. Guidry	61,611	(6)(10)	*
David T. Kirkley	10,429	(6)(11)	*
Natalie B. Lemoine	6,734	(6)(12)	*
John J. Zollinger, IV	15,085	(6)(13)	*

All Directors and Executive Officers as a Group (12 persons)	633,500	(6)	7.9

________________________________________________

* Represents less than 1.0%.

(1)	Based upon filings made pursuant to the Securities Exchange Act of 1934 and information furnished by the respective individuals. Under regulations promulgated pursuant to the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares and none of the shares are pledged. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of common stock which may be acquired within 60 days of the record date pursuant to the exercise of outstanding stock options or upon the vesting of restricted stock units (“RSUs”). Shares of common stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.

(2)	FJ Capital Management, LLC (“FJ Capital”) and its managing member, Martin S. Friedman, have shared voting power and shared dispositive power over 332,888 shares of our common stock held by Financial Opportunity Fund LLC and 14,809 shares of common stock held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital is the managing member. FJ Capital has shared voting power over 231,533 shares held by Bridge Equities III LLC and 82,919 shares held by Bridge Equities XIV as a result of FJ Capital’s position as sub-investment advisor,and 25,440 shares of Common Stock held by a managed account that FJ Capital manages. Martin Friedman owns 6,462 shares of Common Stock individually. As the Managing Member of FJ Capital, Mr. Friedman may be deemed to be a beneficial owner of the reported shares held by FJ Capital and the various Bridge Equities, LLCs but as to which Mr. Friedman disclaims beneficial ownership. In addition, SunBridge Manager, LLC (“SunBridge Manager”) is the managing member of the Bridge Equities III, LLC and Bridge Equities XIV, LLCs. Sun Bridge Holdings, LLC (“SunBridge Holdings”) is the managing member of SunBridge Manager. As such, SunBridge Manager and SunBridge Holdings may be deemed to be a beneficial owner of the shares held by the Bridge Equities LLCs but as to which they disclaim beneficial ownership. White Oak Legacy, Inc. is the Manager of Sunbridge Holding, LLC, as such may be deemed to be a beneficial owner of the shares held by Bridge Equities, LLCs but as to which they disclaim beneficial ownership.
(3)	As of December 31, 2024, 390,847 shares held in the Home Bancorp Employee Stock Ownership Plan (“ESOP”) trust had been allocated to the accounts of participating employees. Under the terms of the ESOP, the plan trustee votes all allocated shares in accordance with the instructions of the participating employees. Any unallocated shares are generally required to be voted by the plan trustee in the same manner that the allocated shares have voted.
(4)	Dimensional Fund Advisors LP has sole voting power over 397,175 shares and sole dispositive power over 408,720 shares of common stock held by Dimensional Fund Advisors LP.
(5)	12,000 shares are held jointly with spouse.
(6)	Includes stock options which have been granted to the director and officers under the Company’s Equity Plans and which are exercisable within 60 days of the voting record date and RSUs vesting within 60 days of the voting record date as follows:
Name	Stock Options	Restricted Shares and RSUs
J. Scott Ballard	—	360
Paul J. Blanchet, III	—	470
John W. Bordelon	5,500	2,420
Daniel G. Guidry	—	470
John A. Hendry	—	470
Chris P. Rader	—	470
Ann F. Trappey	—	470
Donald W. Washington	—	360
Darren E. Guidry	7,840	1,130
David T. Kirkley	4,000	909
Natalie B. Lemoine	3,800	610
John J. Zollnger, IV	4,600	880

All directors and executive officer as a group (12 persons)	25,740	9,019

____________________________________

Each beneficial owner’s percentage ownership is determined by assuming that options held by such person (but not those held by any other person) and that are exercisable within 60 days of the voting record date have been exercised as well as RSUs vesting within 60 days of the voting record date.

(7)	Does not include unallocated shares or shares allocated to the accounts of others and held in the Company’s 2009 Recognition and Retention Plan Trust, which shares are voted by the trustees, Messrs. Ballard, Blanchet, Guidry, Hendry and Rader in their discretion.
(8)	Includes 10,000 shares held jointly with spouse, 54,693 shares held in the Home Bank’s Profit Sharing 401(k) Plan, and 15,247 shares allocated to Mr. Bordelon’s account in the ESOP, over which Mr. Bordelon has voting power.

(9)	Includes 26,524 shares held by spouse and 25,000 shares held jointly with spouse.
(10)	Includes 50 shares held as custodian for children under a UTMA account, 27,702 shares held in the Home Bank Profit Sharing 401(k) Plan and 12,997 shares allocated to Mr. Guidry’s account in the ESOP, over which Mr. Guidry has voting power.
(11)	Includes 2,064 shares held in the Home Bank Profit Sharing 401(k) Plan and 3,124 shares allocated to Mr. Kirkley’s account in the ESOP, over which Mr. Kirkley has voting power.
(12)	Includes 1,451 shares allocated to Ms. Lemoine's account in the ESOP, over which Ms. Lemoine has voting power.
(13)	Includes 1,355 shares held in the Home Bank Profit Sharing 401(k) Plan and 6,860 shares allocated to Mr. Zollinger’s account in the ESOP, over which Mr. Zollinger has voting power.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the executive officers and directors, and persons who own more than 10% of Home Bancorp’s common stock to file reports of ownership and changes in ownership with the SEC. We know of no person who owns 10% or more of Home Bancorp’s common stock.

Based solely on our review of the reports filed by our executive officers and directors, or written representations from our executive officers and directors, we believe that during, and with respect to, the fiscal year ended December 31, 2024, our executive officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the Securities Exchange Act of 1934.

PROPOSAL TO ADOPT A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL TWO)

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our shareholders have the opportunity to cast an annual advisory vote to approve the compensation of the Company’s named executive officers disclosed in the proxy statement.

The executive officers named in the summary compensation table and deemed to be “named executive officers” are John W. Bordelon, Darren E. Guidry, Mark C. Herpin, David T. Kirkley, Natalie B. Lemoine and John J. Zollinger, IV. Reference is made to the summary compensation table and disclosures set forth under “Management Compensation” in this proxy statement.

The proposal gives shareholders the ability to vote on the compensation of our named executive officers through the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers as disclosed in this proxy statement.”

The shareholder vote on this proposal is not binding on the Company or the board of directors and cannot be construed as overruling any decision made by the board of directors. However, the board of directors of the Company will review the voting results on the non-binding resolution and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors recommends that you vote “FOR” the non-binding resolution to approve the compensation of our named executive officers.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL THREE)

The Audit Committee of the Board of Directors of Home Bancorp has appointed Wipfli LLP ("Wipfli"), an independent registered public accounting firm, to perform the audit of our financial statements for the year ending December 31, 2025, and further directed that the selection of auditors be submitted for ratification by the shareholders at the Annual Meeting.

We have been advised by Wipfli that neither the firm nor any of its associates has any relationship with the Company or its subsidiary other than the usual relationship that exists between an independent registered public accounting firm and its clients. We do not anticipate that representatives of Wipfli will attend the Annual Meeting.

Audit Fees

The following table sets forth the aggregate fees paid by us to Wipfli for professional services rendered by Wipfli in connection with the audit of Home Bancorp's consolidated financial statements for fiscal 2024 and 2023, respectively, as well as fees paid by us to Wipfli for audit-related services, tax services and all other services rendered by Wipfli to us during fiscal 2024 and 2023, respectively.

	Years Ended December 31,
	2024	2023
Audit fees (1)	$403,215	$385,835
Audit-related fees (2)	34,500	32,900
Tax fees	—	—
All other fees	—	—
Total	$437,715	$418,735

_________________________________________________

(1)	Includes professional services rendered for the audit of Home Bancorp’s annual consolidated financial statements including the audit of internal control over financial reporting and review of consolidated financial statements included in Forms 10-Q, including out-of-pocket expenses. Also, includes the audit of internal controls over financial reporting, the audit of supplementary information as required by U.S. Department of Housing and Urban Development’s (“HUD”) for the years ended December 31, 2024 and 2023.
(2)	Includes professional service fees for the audit of the Company’s employee benefit plans for the years ended December 31, 2024 and 2023 (including two employee benefit plans acquired and subsequently terminated), review of the related annual report on Form 10-K, and the procedures required on the HUD’s Lender Electronic Assessment Portal (“Leap”) submission.

The Audit Committee selects our independent registered public accounting firm and pre-approves all audit services to be provided by it to Home Bancorp. The Audit Committee also reviews and pre-approves all audit-related and non-audit related services rendered by our independent registered public accounting firm in accordance with the Audit Committee's charter. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. The Audit Committee pre-approves certain audit-related services and certain non-audit related tax services which are specifically described by the Audit Committee on an annual basis and separately approves other individual engagements as necessary.

Each new engagement of the Company's independent registered public accounting firm was approved in advance by the Audit Committee or its Chair, and none of those engagements made use of the de minimis exception to pre-approval contained in the SEC's rules.

The Board of Directors recommends that you vote FOR the ratification of the appointment of

Wipfli LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed Home Bancorp’s audited financial statements with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm such firm’s independence. Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Home Bancorp’s Annual Report on Form 10-K for fiscal year ended December 31, 2024, for filing with the SEC.

Members of the Audit Committee

Paul J. Blanchet, III, Chairman
J. Scott Ballard
John A. Hendry
Chris P. Rader
Donald W. Washington

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based on the review and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Home Bancorp’s proxy statement.

Members of the Compensation Committee

John A. Hendry, Chairman
J. Scott Ballard
Paul J. Blanchet, III
Daniel G. Guidry
Chris P. Rader

SHAREHOLDER PROPOSALS, NOMINATIONS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholder Proposals. Any proposal which a shareholder wishes to have included in the proxy materials of Home Bancorp relating to the next annual meeting of shareholders of Home Bancorp must be received at the principal executive offices of Home Bancorp, Inc., 503 Kaliste Saloom Road, Lafayette, Louisiana, 70508, Attention: Corporate Secretary, no later than December 4, 2025. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

Shareholder proposals that are not submitted for inclusion in Home Bancorp’s proxy materials pursuant to Rule 14a-8 may be brought before an Annual Meeting pursuant to Article 9.D. of Home Bancorp’s Articles of Incorporation. Notice of the proposal must also be given in writing and delivered to, or mailed and received at, our principal executive offices by December 4, 2025. The notice must include the information required by Article 9.D. of our Articles of Incorporation.

Shareholder Nominations. Our Articles of Incorporation provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the Board of Directors, other than those made by the Board or the Nominating Committee thereof, shall be made by a shareholder who has complied with the notice provisions in the Articles of Incorporation. Written notice of a shareholder nomination generally must be communicated to the attention of the Corporate Secretary and either delivered to, or mailed and received at, our principal executive offices not later than, with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the release of proxy materials by us in connection with the immediately preceding annual meeting of shareholders. For our Annual Meeting in 2026, this notice must be received by December 4, 2025. Each written notice of a shareholder nomination is required to set forth certain information specified in Article 6.F. of Home Bancorp’s Articles of Incorporation. We did not receive any shareholder nominations with respect to this Annual Meeting.

Other Shareholder Communications. Shareholders who wish to communicate with our Board of Directors may do so by sending written communications addressed to the Board of Directors of Home Bancorp, Inc., c/o Corporate Secretary, 503 Kaliste Saloom Road, Lafayette, Louisiana 70508.

ANNUAL REPORTS

A copy of our Annual Report to Shareholders on Form 10-K for the year ended December 31, 2024 accompanies this proxy statement. Such report is not part of the proxy solicitation materials. A copy of our Annual Report on Form 10-K is also available under the “Investor Relations” tab at www.home24bank.com.

Upon receipt of a written request we will furnish to any shareholder without charge a copy of the exhibits to our Annual Report on Form 10-K for fiscal 2024. Such written requests should be directed to Corporate Secretary, Home Bancorp, Inc., 503 Kaliste Saloom Road, Lafayette, Louisiana 70508. The Form 10-K is not a part of the proxy solicitation materials.

OTHER MATTERS

Management is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of the solicitation of proxies will be borne by Home Bancorp. Home Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of Home Bancorp’s common stock. In addition to solicitations by mail, directors, officers and employees of Home Bancorp also may solicit proxies personally or by telephone without additional compensation.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., Central Daylight Time, on May 13, 2025. Online Go to www.envisionreports.com/HBCP or scan the QR code — login details are located in the shaded bar below. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HBCP Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends that you vote FOR all nominees for director and FOR Proposals 2 and 3. 1. Election of Directors: 01 - Ann Forte Trappey – three-year term expiring in 2028 For Withhold For Withhold 02 - Donald W. Washington – three- year term expiring in 2028 2. To adopt a non-binding resolution to approve the compensation of our named executive officers; For Against Abstain 3. To ratify the appointment of Wipfli LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. For Against Abstain B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below By signing below, you acknowledge receipt of the notice of the 2025 Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting. Please sign exactly as name(s) appears hereon. When shares are held jointly, only one holder needs to sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title. If the signer is a corporation, please sign full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 2 2 D V 044PTA

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/HBCP q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Home Bancorp, Inc. — 2025 Annual Meeting of Shareholders The Petroleum Club of Lafayette 111 Heymann Boulevard, Lafayette, LA Proxy Solicited by the Board of Directors for Annual Meeting – May 13, 2025 The Board of Directors, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Home Bancorp, Inc. to be held on Tuesday, May 13, 2025 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as specified by the stockholder. If you sign and return this card without specifying how it is to be voted, the Proxies will have authority to vote FOR all nominees for director and FOR Proposals 2 and 3. This Proxy may be revoked at any time before it is exercised. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.